EXHIBIT 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”), dated as of September 30, 2005, is entered into between Brian Anderson (“Employee”) and MediciNova, Inc. a Delaware corporation (“Employer”), with regard to the following:

1. Termination of Employment. Employee’s employment with Employer is terminated effective September 30, 2005.

2. Severance Payments. In consideration of the covenants and promises contained in this Agreement, and as full and final compensation to Employee for all services as an employee, Employee shall receive from Employer, with appropriate deductions and withholdings, a severance payment in the amount of $194,062.50, payable on the eighth day after Employee executes this Agreement (the “Effective Date”), or as soon thereafter as is practicable.

3. Release. In consideration of the above described payments, Employee does hereby unconditionally, irrevocably and absolutely release and discharge Employer, and all related holding, parent or subsidiary entities, and their affiliates, directors, officers, employees, agents, attorneys, stockholders, insurers, successors and/or assigns, from any and all liability, claims, demands, causes of action, or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with Employer and the termination of said employment. This release shall include but not be limited to a release of claims arising under any state or federal statute or common law regulating or affecting employment, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Labor Code, the California Fair Employment and Housing Act, and any other statutory or common law provision relating to or affecting Employee’s employment by Employer, including any federal or state statutory provision covering any age discrimination in any form by Employer against Employee, except any claim for worker’s compensation.

4. Claims. In further consideration of the above described payments and benefits, Employee irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matter release above. It is the intention of the parties that, with the execution of this Agreement, Employer and all related entities, and their affiliates, officers, directors, employees, agents, attorneys, stockholders, insurers, successors and/or assigns will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matter discharged herein. Employee represents that he has not filed any complaint, charges or lawsuits against Employer and all related holding, parent and subsidiary corporations (including their affiliates, officers, directors, and employees) with any governmental agency or any court.

5. Unknown Claims. Employee understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Employee under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding any provisions of this Agreement to the contrary, Employee does not waive any right or release any claim against Employer which claim or right arises from Employer failing to perform its undertakings as set forth in this Agreement and/or may arise after the date Employee executes this release.

6. Effect on Previous or Existing Agreements. This Agreement is intended to resolve any and all issues between Employer and Employee, including, without limitation, any and all claims for wages, severance pay, compensation, benefits, or other aspects of the employment relationship between Employer and Employee. This Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between Employer and Employee; provided, however, that this Agreement shall have no effect on the Proprietary Information and Invention Agreement previously signed by Employee, nor shall this Agreement have any effect upon the MediciNova, Inc. 2000 General Stock Incentive Plan or on Employee’s rights (if any) under the Plan. This Agreement shall also not in any way supersede or affect any obligation of Employee, contractual or otherwise, with respect to the disclosure, use of protection of any proprietary or confidential information of Employer, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Employee during his employment. All previous written agreements and obligations imposed by any contract relating to the intellectual property of Employer or its subsidiary or affiliated entities shall remain in full force and effect and survive the execution of this Agreement.

7. Stock Options. Employee’s rights with respect to any vested and/or unvested stock options of Employer will be governed by the existing MediciNova, Inc. 2000 General Stock Incentive Plan Incentive Stock Option Agreements dated April 24, 2004 (“Option Agreement”). In consideration of the covenants and promises contained in this Agreement, Employee shall, on the Effective Date, be accelerated as to vesting of options representing 37,500 shares, representing nine month’s vesting of the shares subject to options granted under the Option Agreement.

8. COBRA. In further consideration of the covenants and promises contained in this Agreement, Employer will reimburse Employee for his COBRA payments for coverage during the period of nine months following the effective date of this agreement.

9. Return of Company Property. Employee shall immediately return any company property in his possession, including without limitation all company-owned computers, cellular telephones, the company vehicle, and any other company property in his possession. All such property shall be returned in good working condition and order.

10. Non-Disparagement. Employee and Employer agree not to issue any statements or knowingly make any comments, whether privately or publicly, which in fact or by implication tend to disparage Employee or Employer.

11. Employee Cooperation. Notwithstanding the fact that Employee shall separate from his position with Employer, Employee shall cooperate on an as needed and reasonable basis with the transition and needs of Employee prior to the date of termination outlined in paragraph 1 of this Agreement and without further compensation. This will include, but is not limited to, use of Employee’s best efforts to transition all active items to other employees, or consultants or others designated by Employer at the Employer’s direction.

12. No Recruiting. For a one-year period after the execution of this Agreement by Employee, Employee shall not directly or indirectly solicit or seek to hire any of Employer’s employees with whom he has had contact prior to the Effective Date.

13. Binding Effect. Employee further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof.

14. Successors. Employer and Employee understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Employer and Employee.

15. Publicity. The parties hereto agree not to divulge or publicize the existence of this Agreement or the terms hereof except as may be necessary to enforce this Agreement or as may be required by law.

16. Interpretation. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

17. No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either Employer or Employee.

18. Execution and Revocation Periods. Employee has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement. Employee has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired.

19. Counsel. Employee acknowledges that he fully understands his right to discuss this Agreement with independent counsel of his choice, that he is encouraged to do so, that he has carefully read and fully understands this entire Agreement and that he is voluntarily entering into this Agreement.

The undersigned have executed this Agreement on this thereunto duly authorize as of the dates noted below.

EMPLOYEE:		MediciNova, Inc.

	/s/ BRIAN ANDERSON	By:	/s/ YUICHI IWAKI
	Brian Anderson	Name:	Yuichi Iwaki
		Title:	Chairman and Acting CEO
Dated:	October 3, 2005	Dated:	October 3, 2005